CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2015 RESULTS

Norton, Massachusetts, November 3, 2015.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.4 million and net income of $8 thousand for the quarter ended September 26, 2015.  This compares with revenues of $6.1 million and net income of $194 thousand for the quarter ended September 27, 2014.

Revenues for the nine months ended September 26, 2015 were $16.3 million compared with revenues of $17.2 million for the corresponding period a year ago, a decline of 5%.  Net Income for the nine month period in 2015 totaled $197 thousand compared with net income of $384 thousand for the corresponding period a year ago.

Grant Bennett, President and CEO, commented, “During the third quarter there were three factors which significantly impacted our results.  First, we incurred $200 thousand of sales returns of a new product for the oil and gas industry.  These returns were due to issues related to introducing a new composite.  Working closely with our customer, significant improvements were made by the end of the quarter. Secondly, we continued to be adversely affected by the strong dollar which was reflected in price reductions of approximately $200 thousand compared with the third quarter of 2014.  And thirdly, the core business continued to show operational improvements which contributed to the fact that we generated cash and profits despite these headwinds.”

Mr. Bennett continued, “During the past few months we continued to invest in future growth opportunities. We were awarded a $1 million order from the Army for additional armor panels for testing and evaluation which we expect to ship in the fourth quarter this year and the first quarter in 2016.  We spent two weeks in Japan and China meeting with large potential customers and are excited about our opportunities there which we expect will generate significant business beginning toward the latter part of 2016.  We also continued to make progress in developing new business with our rep network in the U.S.”

The Company will be hosting its second quarter conference call with investors at 4:30 pm on Tuesday, November 3.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  69271188

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2015 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	--Quarter Ended--		-- Nine Months Ended--
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2015	2014	2015	2014
Total Revenues	$5,423,107	$6,070,230	$16,349,262	$17,190,943
Cost of Sales	4,448,991	4,731,055	12,940,745	13,255,063
Gross Margin	974,116	1,339,175	3,408,517	3,935,880
Operating Expenses	960,321	1,017,811	3,085,454	3,296,813
Operating income	13,795	321,364	323,063	639,067
Interest income (expense)	1,454	(299)	2,305	(1,800)
Income before income taxes	15,249	321,065	325,368	637,267
Income tax expense	7,000	127,000	129,500	253,000
Net income	8,249	194,065	195,868	384,267
Net income per diluted share	$0.00	$0.01	$0.01	$0.03
Wtd ave. shares outstanding, diluted	13,611,956	13,737,953	13,656,888	13,716,378

	-- Nine Months Ended--
CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Sept. 26,	Dec. 27,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$3,114,458	$2,305,580
Accounts receivable, net	3,705,694	3,589,191
Inventories, net	2,611,397	2,528,954
Prepaid expenses and other current assets	101,343	166,783
Deferred taxes, current	602,847	682,968
Total current assets	10,135,739	9,273,476
Property and equipment, net	1,651,422	1,757,543
Deferred taxes, non-current	1,617,497	1,617,497
Total assets	$13,404,658	$12,648,516
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,621,216	$1,352,418
Accrued expenses	1,064,659	1,049,616
Total current liabilities	2,685,875	2,402,034
Stockholders' equity	10,718,783	10,246,482
Total liabilities and stockholders' equity	$13,404,658	$12,648,516